Exhibit 10.1

SECOND AMENDMENT TO COLLABORATION AGREEMENT

     This Second Amendment to Collaboration Agreement (this “Second Amendment”) dated as of January 7, 2005 (the “Second Amendment Effective Date”), is by and between Regeneron Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of New York and having its principal office at 777 Old Saw Mill River Road, Tarrytown, New York 10591 (“Regeneron ”) and Aventis Pharmaceuticals Inc., a corporation organized and existing under the laws of the State of Delaware and having a principal place of business at 200 Crossing Blvd., Bridgewater, New Jersey 08807 (“Aventis”).

INTRODUCTION

     WHEREAS, Regeneron and Aventis are Parties to a Collaboration Agreement, having an Effective Date of September 5, 2003, as amended on December 31, 2004 (the “Collaboration Agreement”); and

     WHEREAS, Regeneron and Aventis have determined that it is desirable to amend and restate certain provisions of the Collaboration Agreement and document further agreements between them as set forth herein.

     NOW, THEREFORE, in consideration of the following mutual promises and obligations and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Capitalized terms used in this Second Amendment and not defined herein shall have the meanings ascribed to them in the Collaboration Agreement. The term “Excluded Ocular VEGF Products” as used in this Second Amendment shall have the meaning ascribed to it in the amendments to Sections 1.162 and 1.165 of the Collaboration Agreement set forth in Section 2 of this Second Amendment.

1.      Aventis Rights Outside of Collaboration. Section 2.4 shall be amended by deleting subsections (d) and (e) in their entirety and replacing them with the following new subsections (d) and (e). With respect to new Section 2.4(d), below, the rights shall be deemed granted to the Parties retroactively as of the Collaboration Agreement Effective Date, and each Party hereby waives any rights it may have had under the deleted Section 2.4(d).

“(d) Notwithstanding anything in Section 2.4 to the contrary, each Party and/or its respective Affiliates shall be entitled to (i) initiate, sponsor and/or conduct a clinical trial and/or (ii) participate, directly or indirectly, whether through the provision of funds, grants or otherwise, in any clinical trial, initiated, sponsored and/or conducted by any Third Party; in each of the foregoing cases with respect to the combination of any Party (or its Affiliate’s) product, including, but not limited to, in the case of Aventis, Eloxatin® (Oxaliplatin) and Taxotere® (Docetaxel), together with any Third Party VEGF Product that has been granted a Marketing Approval for at least one indication in the applicable country, including, but not limited to Avastin® (Bevacizumab) (in the United States and any other country where bevacizumab has been granted a Marketing Approval), in any oncology indication, unless (A) a VEGF Product Developed under the Collaboration has been granted a Marketing Approval in the applicable country for use in combination with such Party’s (or its Affiliate’s) product in the same indication(s) as the one to be studied in the intended clinical trial with the Third Party VEGF Product which is not approved in such indication or (B) both the Third Party VEGF Product and a VEGF Product Developed under the Collaboration have been granted a Marketing Approval in the applicable country for use in combination with such Party (or its Affiliate’s) product as the same indication to be studied in the intended clinical trial with the Third Party VEGF Product and the relevant labeling of both the Collaboration VEGF Product and the Third Party VEGF Product for such indication is substantially similar. For any combination study with a Third Party VEGF Product covered by this Section 2.4(d) commencing after the Second Amendment Effective Date, the applicable Party shall notify the other Party prior to initiating such trial, such notice to include a brief synopsis of the protocol and a description of the Party’s (or its Affiliate’s) role(s) and responsibilities in connection with the study. Further, for any combination study with a Third Party VEGF Product covered by this Section 2.4(d), each Party shall promptly provide the other Party with available results of such combination study, unless such disclosure is prohibited by law or contract. Each Party and/or its Affiliates shall be entitled to use data from clinical trials permitted by this Section 2.4 to promote the combination of such Party product together with such Third Party VEGF Product, unless a VEGF Product Developed under the Collaboration has been granted a Marketing Approval in the applicable country for use in combination with such Party product, in the same indication. Neither Party nor its respective Affiliates shall receive any compensation or other payments (either in cash or in kind) based on the development, promotion, or sale of Third Party VEGF Product. Neither Party will intentionally delay the commencement, enrollment or completion of a Clinical Study as a result of any ongoing or pending clinical trial permitted by this Section 2.4(d). For the avoidance of doubt, neither Party nor its respective Affiliates shall use or disclose any Party Information or New Information subject to the confidentiality provisions of Article 16 in connection with any of the activities described in this Section 2.4(d).

(e) Notwithstanding anything in Section 2.4 to the contrary, each Party may initiate a Party or its Affiliate’s sponsored pivotal clinical trial in an indication which combines a Party’s (or its Affiliate’s) product and a Third Party VEGF Product if, and only if, such combination trial for Approval of such Party’s (or its Affiliates) product is required in writing by a Regulatory Authority, and, prior to the commencement of any such clinical trial, the applicable Party provides the other Party with a copy of such written notification, a writing of the commencement of such clinical trial, and a brief synopsis of the protocol, including the expected commencement and completion dates.”

2.	Ophthalmology Program. Effective as of Second Amendment Effective Date, the scope of the Collaboration shall exclude all local administration of any VEGF Product to the eye, including, without limitation, by topical, intravitreal, periorbital, implants, or other means, for the treatment or diagnosis of any ocular disease or disorder (the “Excluded Field”) and, except to the extent required by Aventis to fulfill its obligations under this Second Amendment, all licenses and rights granted by Regeneron to Aventis and its Affiliates under the Collaboration Agreement with respect to VEGF Products (including, without limitation, VEGF Trap Products) in the Excluded Field shall automatically terminate and revert to Regeneron. In furtherance thereof, the definitions of “VEGF Products” in Section 1.162 of the Collaboration Agreement, and “VEGF Trap Products” in Section 1.165 shall each be amended by adding the following sentences at the end thereof: “Notwithstanding anything herein to the contrary, effective as of January 7, 2005, this definition shall specifically exclude any molecule delivered via local administration to the eye, including, without limitation, by topical, intravitreal, periorbital, implants, or other means, (“Excluded Ocular VEGF Products”).” Furthermore, the definition of “Therapeutic Area” in Section 1.159 of the Collaboration Agreement shall be amended by adding after each reference to the phrase “diseases of the eye” therein a reference to the parenthetical phrase “(other than through local administration to the eye)”. For the avoidance of doubt, Regeneron and Aventis shall continue to collaborate on the Development and Commercialization of all VEGF Products in the Territory outside the Excluded Field under the terms of the Collaboration Agreement. To further clarify, and by way of example, for the purposes of determining the occurrence of a milestone event delineated in Schedule 2, as amended, Excluded Ocular VEGF Products shall not be considered VEGF Products, VEGF Trap Products or Regeneron VEGF Products. For the further avoidance of doubt, after the Second Amendment Effective Date, neither Aventis nor its Affiliates shall have any right, title, or interest in Regeneron’s Excluded Ocular VEGF Products and Regeneron shall have the sole discretion to undertake any further development or commercialization of any Excluded Ocular VEGF Products, including, without limitation, any VEGF Trap Products in the Excluded Field, either on its own or with or through any Third Party licensee(s).

3.	Ocular Development Payments. In the event that there is a first commercial sale of an Excluded Ocular VEGF Product in any Major Market Country that predates the First Commercial Sale of a VEGF Product in any Major Market Country, Aventis shall have the right to receive Ocular Development Payments as part of the Quarterly True-Up until such time as there is a First Commercial Sale of a VEGF Product in any Major Market Country. “Ocular Development Payment” shall mean, with respect to the calendar quarter beginning with the first calendar quarter commencing two years after the first commercial sale of an Excluded Ocular VEGF Product in any Major Market Country, unless Regeneron chooses to pay a higher amount in such calendar quarter, the product of (x) the Ocular Development Balance, and (y) .05. The “Ocular Development Balance” shall mean Seven Million Five-Hundred Thousand US Dollars ($7,500,000.00) less the aggregate amount of Ocular Development Payments made up to the end of the prior calendar quarter. The Development Balance shall be reduced in an amount of and to the extent that any Ocular Development Payments are made by Regeneron to Aventis.

4.	Confidentiality. Aventis shall promptly collect and destroy, and cause its Affiliates to collect and destroy, all documents containing Party Information or New Information relating solely to the VEGF Products in the Excluded Field, and shall immediately cease and cause its Affiliates to cease all further use of any such Party Information or New Information with respect to VEGF Products in the Excluded Field. Each of Aventis and Regeneron reaffirm their commitment under Article 16 to keep confidential all New Information and all Party Information of the other Party. In accordance therewith, the rights granted to Aventis under Section 2 of this Second Amendment do not provide Aventis with any rights to use or disclose New Information or Regeneron Party Information, unless otherwise provided under Article 16 of the Collaboration Agreement. However, notwithstanding anything provided in Section 16.1 to the contrary, as of the Second Amendment Effective Date, Regeneron shall have the right to use and disclose, any New Information and/or Regeneron’s Party Information for use in the manufacture, development, use, and commercialization of Excluded Ocular VEGF Products anywhere in the world; provided, however, that any such disclosure of confidential New Information to a Third Party (other than a Governmental Authority or as part of a public disclosure in the interest of patient safety)shall be subject to confidentiality obligations to Regeneron on the part of such Third Party at least as stringent as those set forth in the Collaboration Agreement, except that the term of such confidentiality obligation shall not be less than five (5) years.

5.	Initial Co-Development Plan. The Parties agree to finalize a Co-Development Plan, which shall replace the Initial Co-Development Plan, within ninety (90) days of the Second Amendment Effective Date. Unless otherwise agreed by both Parties, the Co-Development Plan shall include the Co-Development Budget and Development activities approved by the JSC on December 23, 2004.

6.	Consideration. In consideration for Regeneron’s agreement to enter into this Second Amendment, Aventis shall pay to Regeneron, on or before January 21, 2005, a non-refundable, non-creditable termination and restructuring payment of Twenty Five Million US Dollars ($25,000,000.00) (which shall not be reduced by any withholding or similar taxes) (the “Termination Payment”). The Termination Payment shall be considered a Development Cost solely for purposes of determining the Development Balance in accordance with the Collaboration Agreement. Regeneron may use the Termination Payment for any and all purposes. Except for the agreement to consider the Termination Payment as a Development Cost for purposes of determining the Development Balance, nothing in this Second Amendment or the Collaboration Agreement shall entitle Aventis or its Affiliates to any consideration, royalties, fees or payments based on the manufacture, development or commercialization of any Excluded Ocular VEGF Products.

7.	Purified Bulk Drug Substance. Regeneron shall be entitled to use in the Excluded Field, free of charge, up to two kilograms of purified bulk drug substance manufactured prior to the Second Amendment Effective Date for use in the manufacture of Formulated Bulk VEGF Product (“Purified Bulk Drug Substance”). In addition, Regeneron shall be entitled to use in the Excluded Field, free of charge, up to two and one-half percent (2.5%) of Purified Bulk Drug Substance manufactured by Regeneron after the Second Amendment Effective Date. Upon at least twelve (12) months’ prior notice, Regeneron shall be entitled to purchase at Manufacturing Cost two and one-half percent (2.5%) of Purified Bulk Drug Substance manufactured after the Second Amendment Effective Date by Aventis (or its Affiliates or Third Party contractors) for use in the Excluded Field.

8.	Limitation on Aventis’ Rights to Develop or Commercialize Excluded Ocular VEGF Products. During the Term, except as specifically set forth in Section 7 of this Second Amendment, neither Aventis nor its Affiliates, either alone or through any Third Party, shall develop, manufacture for use in the Territory, promote or sell an Excluded Ocular VEGF Product. In the event that during the Term (i) Aventis or one of its Affiliates acquires, directly or indirectly, Control (as such term is defined below) of a Third Party, and (ii) the Third Party or one of its

Affiliates is the owner of or is holding license rights to Patents relating to an Excluded Ocular VEGF Product, and (iii) such an Excluded Ocular VEGF Product, at the moment of acquiring Control, is in pre-clinical or clinical development or accounts for more than 10% of such Third Party’s pharmaceutical sales, then Aventis shall divest or cease the development or the commercialization of the Excluded Ocular VEGF Product within twelve (12) months. For the purpose of this paragraph, the term “Control” shall mean the ownership of more than fifty (50) percent of the voting stock or similar interest.

9.	Post-Amendment License. Regeneron shall have a fully paid-up and royalty free, worldwide, exclusive license (which shall include the right to grant sublicenses) from Aventis and its Affiliates under Aventis Patent Rights and Aventis Know-How solely in connection with the development, manufacture, use and sale of Excluded Ocular VEGF Products, in each case, either (i) existing as of the time of the Second Amendment Effective Date (together with and all substitutions, divisions, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and all counterparts thereof in any country which arise on or after the Second Amendment Effective Date), or (ii) discovered, created or reduced to practice in connection with Collaboration activities.

10.	VEGF Product Labeling. Regeneron and Aventis shall use Commercially Reasonable Efforts to include language in approved labeling for VEGF Products Commercialized as part of the Collaboration stating that the product is not intended for local administration to the eye. Regeneron shall use Commercially Reasonable Efforts to include language in approved labeling for Excluded Ocular VEGF Products stating that the product is not intended for systemic administration.

11.	Regulatory Coordination. Regeneron and its Affiliates and licensees shall have, and Aventis and its Affiliates hereby grant to Regeneron and its Affiliates and licensees, the right to reference the BLA(s), IND(s), and any Registration Filings and/or Approvals requested by Regeneron to support Regeneron’s (and its Affiliates’ and licensees’, as applicable) IND, BLA, Registration Filings and/or Approvals for Excluded Ocular VEGF Products anywhere in the world. Promptly upon the request of Regeneron, Aventis or its Affiliate shall submit a letter of authorization to FDA or the applicable Regulatory Authority (and take such actions or make such other filings) in order to permit any VEGF Product IND, BLA, Registration Filing and/or Approval to be incorporated by reference in such Excluded Ocular VEGF Product regulatory filings. Both Parties will cooperate with each other to develop and follow specific procedures to be agreed upon to coordinate the exchange of necessary safety/pharmacovigilance information from VEGF Products Developed and Commercialized as part of the Collaboration and Excluded Ocular VEGF Products developed and commercialized by Regeneron and its licensees to ensure prompt communication of such notifications and compliance with reporting obligations to Regulatory Authorities.

12.	Miscellaneous Amendments to Collaboration Agreement. The following Sections in the Collaboration Agreement shall be amended as follows: (a) Section 3.2(a) of the Collaboration Agreement is hereby amended by deleting the second sentence thereof and replacing it with the following sentence, “The exact number of representatives of each party shall be as determined by such Party, but shall include at least three (3) senior representatives from each Party.” (b) Section 19.3 of the Collaboration Agreement is hereby amended by adding the words “, the First Amendment to the Collaboration Agreement entered into between the Parties as of December 31, 2004 or the Second Amendment to the Collaboration Agreement entered into between the Parties as of January 7, 2005” following each reference to the words “this Agreement” therein.

13.	Continuing Effect. Except as specifically modified by this Second Amendment, all of the provisions of the Collaboration Agreement are hereby ratified and confirmed to be in full force and effect, and shall remain in full force and effect.

14.	Entire Agreement; Successors and Assigns. The Collaboration Agreement, this Second Amendment, and any written agreements executed by both Parties pertaining to the subject matter therein, constitute the entire agreement between the Parties hereto with respect to subject matter hereof and thereof. Said documents supersede all other agreements and understandings between the Parties with respect to the subject matter hereof and thereof, whether written or oral. This Second Amendment shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, administrators, executors, Affiliates, successors and permitted assigns.

15.	Headings. The section headings contained in this Second Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of the Second Amendment.

16.	Counterparts. This Second Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each Party and delivered to the other Party.

17.	Miscellaneous. This Second Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws. Each Party hereby irrevocably and unconditionally consents to the exclusive jurisdiction of the courts of the State of New York, and the United States District Court for the Southern District of New York for any action, suit or proceeding arising out of or relating to this Second Amendment, waives any objections to such jurisdiction and venue and agrees not to commence any action, suit or proceeding relating to this Second Amendment except in such courts. This Second Amendment supersedes all prior understandings and agreements, whether written or oral, among the Parties hereto relating to the essence of this Second Amendment. If there is a direct conflict between the provisions of the Collaboration Agreement and this Second Amendment, this Second Amendment shall govern. This Second Amendment may be amended only by a written instrument executed by each of the Parties.

18.	Press Release. Regeneron shall have the right to file or register this Second Amendment and a notification thereof with the United States Securities and Exchange Commission. In addition, the Parties will issue a joint press release on or promptly after the Second Amendment Effective Date substantially in the form attached hereto as Exhibit A.

[Signatures appear on following page]

     IN WITNESS WHEREOF, each of the Parties has caused this Second Amendment to be executed as of the date hereof by a duly authorized corporate officer.

AVENTIS PHARMACEUTICALS INC.

By: /s/ Juergen Lasowski

Name: Juergen Lasowski

Title: Vice President, Business Development & Strategy

Date: January 7, 2005

By: /s/ Pascal Soriot

Name: Pascal Soriot

Title: Chief Operating Officer & Head, U.S. Pharmaceutical Operations

Date: January 7, 2005

REGENERON PHARMACEUTICALS, INC.

By: /s/ Murray Goldberg

Name: Murray Goldberg

Title: Senior Vice President, Finance & Administration and Chief Financial Officer

Date: January 7, 2005

EXHIBIT A

FOR IMMEDIATE RELEASE

SANOFI-AVENTIS REAFFIRMS COMMITMENT TO ALLIANCE
WITH REGENERON PHARMACEUTICALS

Partners Approve Broad-based Cancer Development Program
for the VEGF Trap

Regeneron To Receive $25 million Clinical Development Milestone Payment
Plus Additional $25 Million Payment

Tarrytown, NY – January 10, 2005 – Sanofi-aventis (EURONEXT: SAN and NYSE: SNY) announced today that, following a review of the Vascular Endothelial Growth Factor (VEGF) Trap program, they have reaffirmed their commitment to develop the VEGF Trap in oncology in collaboration with Regeneron Pharmaceuticals Inc. (Nasdaq: REGN). The companies will evaluate the VEGF Trap in a variety of cancer types, both in single-agent studies and in combination with chemotherapy. Sanofi-aventis also announced that Regeneron has earned a $25 million clinical development milestone payment.

“This is an exciting time for us as we continue to gather evidence on the potential of the VEGF Trap to block the formation of blood vessels that fuel the growth of cancerous tumors. All of us at Regeneron are looking forward to working with sanofi-aventis to accelerate the development of the VEGF Trap,” noted Leonard S. Schleifer, M.D., Ph.D., Regeneron’s President and Chief Executive Officer. “Sanofi-aventis is clearly committed to discovery, development, and commercialization of innovative products. Its expertise in oncology, driven by its commitment to the VEGF Trap, can provide a great resource for us in moving the program forward.”

Marc Cluzel, M.D., Ph.D., Vice President, International Development, Sciences & Medical Affairs of sanofi-aventis added “This is an important partnership for sanofi-aventis and we continue to believe that the blockage of VEGF is one of the most innovative approaches to targeted cancer therapy.”

In addition, the companies have agreed that the exclusive right to develop and commercialize the VEGF Trap for eye diseases through local delivery systems reverts today to Regeneron. The collaboration will not currently pursue systemic delivery for eye disease.

In connection with this agreement, sanofi-aventis will make a one-time, final payment to Regeneron of $25 million of which 50% is repayable to sanofi-aventis following commercialization of the VEGF Trap.

About Regeneron

Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates in clinical trials for the potential treatment of cancer and eye diseases, rheumatoid arthritis and other inflammatory conditions, asthma, and obesity and has preclinical programs in other diseases and disorders. Regeneron corporate headquarters are in Tarrytown, NY. For more information, please visit www.regn.com.

For Regeneron:
This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of drugs and biologics, determinations by regulatory and administrative governmental authorities, competitive factors, technological developments, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement to be canceled or to terminate without any product success, and other material risks. A more complete description of these risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission, including its Form 10-K(A) for the year ended December 31, 2003 and Form 10-Q for the quarter ended September 30, 2004. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise unless required by law.

About Sanofi-aventis

Sanofi-aventis is the world’s 3rd largest pharmaceutical company, ranking number 1 in Europe. Backed by a world-class R&D organization, sanofi-aventis is developing leading positions in seven major therapeutic areas: cardiovascular disease, thrombosis, oncology, diabetes, central nervous system, internal medicine, vaccines. Sanofi-aventis is listed in Paris (EURONEXT : SAN) and in New York (NYSE : SNY).

# # #

Contact Information:
Investors: Charles Poole Vice President, Investor Relations (914) 345-7640 charles.poole@regeneron.com	Media: Lauren Tortorete Media Relations (212) 845-5609 ltortorete@biosector2.com

Additional information about Regeneron and recent news releases are available on Regeneron’s Worldwide Web Home Page at www.regeneron.com

FINAL VERSION SANOFI-AVENTIS
 07/01/05

Sanofi-aventis and Regeneron Pharmaceuticals
reaffirm development commitment

Paris, France – January 10, 2005 – Sanofi-aventis (EURONEXT: SAN and NYSE: SNY) announced today that, following a review of the Vascular Endothelial Growth Factor (VEGF) Trap program, they have reaffirmed their commitment to develop the VEGF Trap in oncology in collaboration with Regeneron Pharmaceuticals Inc. (Nasdaq: REGN). The companies will evaluate the VEGF Trap in a variety of cancer types, both in single-agent studies and in combination with chemotherapy. Sanofi-aventis also announced that Regeneron has earned a $25 million clinical development milestone payment.

“This is an exciting time for us as we continue to gather evidence on the potential of the VEGF Trap to block the formation of blood vessels that fuel the growth of cancerous tumors. All of us at Regeneron are looking forward to working with sanofi-aventis to accelerate the development of the VEGF Trap,” noted Leonard S. Schleifer, M.D., Ph.D., Regeneron’s President and Chief Executive Officer. “Sanofi-aventis is clearly committed to discovery, development, and commercialization of innovative products. Its expertise in oncology, driven by its commitment to the VEGF Trap, can provide a great resource for us in moving the program forward.”

Marc Cluzel, M.D., Ph.D., Vice President, International Development, Sciences & Medical Affairs of sanofi-aventis added : “this is an important partnership for sanofi-aventis and we continue to believe that the blockage of VEGF is one of the most innovative approaches to targeted cancer therapy.”

In addition, the companies have agreed that the exclusive right to develop and commercialize the VEGF Trap for eye diseases through local delivery systems reverts today to Regeneron. The collaboration will not currently pursue systemic delivery for eye disease.

In connection with this agreement, sanofi-aventis will make a one-time payment to Regeneron of $25 million, of which 50% is repayable to sanofi-aventis following commercialization of the VEGF Trap.

About Sanofi-aventis

Sanofi-aventis is the world’s 3rd largest pharmaceutical company, ranking number 1 in Europe. Backed by a world-class R&D organization, Sanofi-aventis is developing leading positions in seven major therapeutic areas: cardiovascular disease, thrombosis, oncology, diabetes, central nervous system, internal medicine, vaccines. Sanofi-aventis is listed in Paris (EURONEXT : SAN) and in New York (NYSE : SNY).

For Sanofi-aventis :
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, products and services, and statements regarding future performance. Forward-looking statements are generally identified by the words “expect,” “anticipates,” “believes,” “intends,” “estimates,” “plans” and similar expressions. Although sanofi-aventis’ management believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of sanofi-aventis, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed or identified in the public filings with the SEC and the AMF made by Sanofi-aventis and Aventis, including those listed under “Forward-Looking Statements” and “Risk Factors” in sanofi-aventis’s annual report on Form 20-F for the year ended December 31, 2003 and those listed under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in Aventis’s annual report on Form 20-F for the year ended December 31, 2003. Other than as required by applicable law, sanofi-aventis does not undertake any obligation to update or revise any forward-looking information or statements.

About Regeneron

Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates in clinical trials for the potential treatment of cancer and eye diseases, rheumatoid arthritis and other inflammatory conditions, asthma, and obesity and has preclinical programs in other diseases and disorders. Regeneron corporate headquarters are in Tarrytown, NY. For more information, please visit www.regn.com.

18